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                                  EXHIBIT 5.1



                 [Graven Perry Block Brody & Qualls Letterhead]



                                February 2, 1995



ADAC Laboratories
540 Alder Drive
Milpitas, California  95035

Gentlemen:

                 We have acted as your counsel in connection with the offering and proposed sale of up to 136,641 of the Company's Common Stock (the "Common Stock") to be offered by third parties pursuant to a Registration Statement on Form S-3 to be filed under the Securities Act of 1933, (the "Registration Statement"). In this connection we have examined: (a) the Company's Registration Statement; (b) the Company's Certificate of Incorporation and Bylaws, as amended to date; (c) minutes of action by the Company's Board of Directors; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

                 Based upon the foregoing, we are of the opinion that, when sold as contemplated by the Registration Statement, the shares of Common Stock covered by the Registration Statement will be validly issued, fully paid and nonassessable.

                 We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus included therein.

                                       GRAVEN PERRY BLOCK BRODY & QUALLS



                                       By    /s/ Kriston D. Qualls
                                          --------------------------------
                                          Kriston D. Qualls

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